Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2011, relating to the financial statements and financial statement schedule of Alabama Power Company appearing in the Annual Report on Form 10-K of Alabama Power Company for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Birmingham, Alabama
February 28, 2011